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                                                                                                                        EXHIBIT 12
                                                  J. BAKER, INC. AND SUBSIDIARIES
                                         COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                                      (DOLLARS IN THOUSANDS)


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                                                                      FISCAL YEARS ENDED
                                              -----------------------------------------------------------------------
                                              FEBRUARY 3,    FEBRUARY 2,     FEBRUARY 1,    JANUARY 30,   JANUARY 29,
                                                  1990           1991            1992           1993          1994
                                              -----------    -----------     -----------    -----------   -----------
HISTORICAL RATIO OF EARNINGS TO FIXED CHARGES

Earnings from continuing operations before
 taxes and extraordinary item per
 consolidated statements of earnings              $20,065        $11,307         $12,898        $21,076       $36,424

Add:
 Portion of rents representative of the
  interest factor                                   2,096          2,973           5,459          6,564        15,227
 Interest on indebtedness including the
   amortization of debt expense and
   detachable warrant value                         8,930         10,405          10,352          8,211         8,146
                                                  -------        -------         -------        -------       -------

Earnings before fixed charges, as adjusted        $31,091        $24,685         $28,709        $35,851       $59,797
                                                  =======        =======         =======        =======       =======
Fixed charges
  Interest on indebtedness including the
    amortization of debt expense and
    detachable warrant value(1)                   $ 8,930        $10,405         $10,352        $ 8,211       $ 8,146
                                                  -------        -------         -------        -------       -------
Rents                                             $ 6,289        $ 8,920         $16,376        $19,691       $45,680
 Portion of rents representative of
  the interest factor (2)                         $ 2,096        $ 2,973         $ 5,459        $ 6,564       $15,227
                                                  -------        -------         -------        --------      -------
 Fixed charges (1) + (2)                          $11,026        $13,378        $15,811         $14,775       $23,373
                                                  =======        =======        =======         =======       =======

 Ratio of earnings to fixed charges                 2.82x          1.85x           1.82x          2.43x         2.56x
                                                  =======        =======         =======        =======       =======
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